Exhibit 10.1
NLIGHT, INC.
2018 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
(PERFORMANCE-BASED)
Unless otherwise defined herein, the terms defined in the nLIGHT, Inc. 2018 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Unit Agreement (performance-based) (“PRSU Agreement”), which includes the Notice of Restricted Stock Unit Grant (the “Notice of Grant”), Terms and Conditions of Restricted Stock Unit Grant attached hereto as Exhibit A, and all appendices and exhibits attached thereto (all together, the “Award Agreement”).
NOTICE OF RESTRICTED STOCK UNIT GRANT
Participant Name:
Address:
The undersigned Participant has been granted the right to receive an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:
Grant Number
Date of Grant
Performance Period        Grant Date through 6th Anniversary of Grant Date
Number of
Restricted Stock Units
Earliest Vesting Date    January 3, 2028
Performance Matrix
The number of Restricted Stock Units in which Participant may vest in accordance with the Vesting Schedule below will depend upon achievement of performance metrics set forth in and in accordance with the Performance Matrix, attached hereto as Exhibit B, as determined by the Administrator. Any Restricted Stock Units that are earned based on achievement of the performance metrics set forth in the attached Performance Matrix shall be referred to herein as “Earned Units” and be eligible for vesting in accordance with the “Vesting Schedule” below.

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Vesting Schedule
Subject to any acceleration provisions contained in the Plan, in the Performance Matrix attached hereto, in any employment, change in control, separation or similar agreement by and between the Company and Participant (the terms of which are incorporated by reference herein), or in a Company policy applicable to Participant, any Earned Unit will vest on the applicable Vesting Date.
Vesting Date
With respect to any Tranche that satisfies the Performance Requirement, (i) 50% of such Tranche will satisfy the Service Requirement and therefore vest on the later to occur of (x) January 3, 2028, and (y) the date that the Performance Requirement for such Tranche is certified as satisfied; and (ii) 50% of that Tranche will satisfy the Service Requirement and therefore vest on the later to occur of (x) January 3, 2029, and (y) the date that the Performance Requirement for such Tranche is certified as satisfied (each such vesting date, a “Vesting Date”).

By Participant’s signature and the signature of the representative of the Company below, Participant and the Company agree that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A and the Performance Matrix, attached hereto as Exhibit B, all of which are made a part of this document. Participant acknowledges receipt of a copy of the Plan. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement, and fully understands all provisions of the Plan and this Award Agreement. Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT:        NLIGHT, INC.

Signature        Signature

Print Name        Print Name

            Title
Address:

EXHIBIT A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT
1.Grant of Restricted Stock Units. The Company hereby grants to the individual (the “Participant”) named in the Notice of Grant of Restricted Stock Units of this Award Agreement (the “Notice of Grant”) under the Plan an Award of Restricted Stock Units, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 19(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Award Agreement, the terms and conditions of the Plan shall prevail.
2.Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 3 or 4, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting schedule set forth in the Notice of Grant, subject to Participant continuing to be a Service Provider through each applicable vesting date.
4.Payment after Vesting.
(a)General Rule. Subject to Section 8, any Restricted Stock Units that vest will be paid to Participant (or in the event of Participant’s death, to his or her properly designated beneficiary or estate) in whole Shares. Subject to the provisions of Section 4(b), such vested Restricted Stock Units shall be paid in whole Shares as soon as practicable after vesting, but in each such case within sixty (60) days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of payment of any Restricted Stock Units payable under this Award Agreement.
(b)Acceleration.
(i)Discretionary Acceleration. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator. If Participant is a U.S. taxpayer, the payment of Shares vesting pursuant to this Section 4(b) shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A. The prior sentence may be superseded in a future agreement or amendment to this Award Agreement only by direct and specific reference to such sentence.
(ii)Notwithstanding anything in the Plan or this Award Agreement or any other agreement (whether entered into before, on or after the Date of Grant), if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to Participant’s death, and if (x) Participant is a U.S. taxpayer and a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death.
(c)Section 409A. It is the intent of this Award Agreement that it and all payments and benefits to U.S. taxpayers hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). However, in no event will the Company reimburse Participant, or be otherwise responsible for, any taxes or costs that may be imposed on Participant as a result of Section 409A. For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
5.Forfeiture Upon Termination as a Service Provider. Unless specifically provided otherwise in this Award Agreement or any employment, change in control, separation or similar agreement by and between the Company and Participant, or a Company policy applicable to Participant, if Participant ceases to be a Service Provider for any or no reason, the then-unvested Restricted Stock Units awarded by this Award Agreement will thereupon be forfeited at no cost to the Company and Participant will have no further rights thereunder.
6.Tax Consequences. Participant has reviewed with his or her own tax advisors the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.
7.Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
8.Tax Obligations
(a)Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) or Parent or Subsidiary to which Participant is providing services (together, the Company, Employer and/or Parent or Subsidiary to which the Participant is providing services, the “Service Recipient”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Restricted Stock Units, including, without limitation, (i) all federal, state, and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or the Employer or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant, (ii) the Participant’s and, to the extent required by the Company (or Service Recipient), the Company’s (or Service Recipient’s) fringe benefit tax liability, if any, associated with the grant, vesting, or settlement of the Restricted Stock Units or sale of Shares, and (iii) any other Company (or Service

Recipient) taxes the responsibility for which the Participant has, or has agreed to bear, with respect to the Restricted Stock Units (or settlement thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipient. Participant further acknowledges that the Company and/or the Service Recipient (A) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or other distributions, and (B) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Service Recipient (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares.
(b)Tax Withholding. When Shares are issued as payment for vested Restricted Stock Units, Participant generally will recognize immediate U.S. taxable income if Participant is a U.S. taxpayer. If Participant is a non-U.S. taxpayer, Participant will be subject to applicable taxes in his or her jurisdiction. Pursuant to such procedures as the Administrator may specify from time to time, the Company and/or Service Recipient shall withhold the amount required to be withheld for the payment of Tax Obligations. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such Tax Obligations, in whole or in part (without limitation), if permissible by applicable local law, by (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum amount that is necessary to meet the withholding requirement for such Tax Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences), (iii) withholding the amount of such Tax Obligations from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Service Recipient, (iv) delivering to the Company already vested and owned Shares having a fair market value equal to such Tax Obligations, or (v) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum amount that is necessary to meet the withholding requirement for such Tax Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences). To the extent determined appropriate by the Administrator in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations under the method prescribed under Section 8(ii) and, until determined otherwise by the Administrator, this will be the method by which such tax withholding obligations are satisfied. Further, if Participant is subject to tax in more than one jurisdiction between the Date of Grant and a date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges and agrees that the Company and/or the Service Recipient (and/or former employer, as applicable) may be required to withhold or account for tax in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of such Tax Obligations hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Sections 3 or 4, Participant will permanently forfeit such Restricted Stock Units and any right to receive Shares thereunder and such Restricted Stock Units will be returned to the Company at no cost to the Company. Participant acknowledges and agrees that the Company may refuse to deliver the Shares if such Tax Obligations are not delivered at the time they are due.

9.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation, and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
10.No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER, WHICH UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW IS AT THE WILL OF THE COMPANY (OR THE SERVICE RECIPIENT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS RESTRICTED STOCK UNIT AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE SERVICE RECIPIENT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER, SUBJECT TO APPLICABLE LAW, WHICH TERMINATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, MAY BE AT ANY TIME, WITH OR WITHOUT CAUSE.
11.Grant is Not Transferable. Except to the limited extent provided in Section 7, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
12.Nature of Grant. In accepting the grant, Participant acknowledges, understands, and agrees that:
(a)the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
(b)all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;
(c)Participant is voluntarily participating in the Plan;
(d)the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;
(e)the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(f)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted;
(g)for purposes of the Restricted Stock Units, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Administrator, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Restricted Stock Units grant (including whether Participant may still be considered to be providing services while on a leave of absence and consistent with local law);
(h)unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(i)the following provisions apply only if Participant is providing services outside the United States:
(i)the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purpose;
(ii)Participant acknowledges and agrees that none of the Company, the Employer or any Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement; and
(iii)no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of the Restricted Stock Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, any Parent or Subsidiary or the Service Recipient, waives his or her ability, if any, to bring any such claim, and releases the Company, any Parent or Subsidiary and the Service Recipient from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.
13.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
14.Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Employer, or other Service Recipient the Company and any Parent or Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that the Company and the Service Recipient may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
Participant understands that Data will be transferred to a stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration, and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country of operation (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, any stock plan service provider selected by the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her status as a Service Provider and career with the Service Recipient will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

15.Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at nLIGHT, Inc. 4637 NW 18th Avenue, Camas, WA 98607 or at such other address as the Company may hereafter designate in writing.
16.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.
17.No Waiver. Either party’s failure to enforce any provision or provisions of this Award Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Award Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.
18.Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Award Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Award Agreement may only be assigned with the prior written consent of the Company.
19.Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or non-U.S. law, the tax code and related regulations or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the United States Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Subject to the terms of the Award Agreement and the Plan, the Company shall not be required to issue any certificate or certificates for Shares hereunder prior to the lapse of such reasonable period of time following the date of vesting of the Restricted Stock Units as the Administrator may establish from time to time for reasons of administrative convenience.
20.Language. If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
21.Interpretation. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Award Agreement.

22.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
23.Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read, and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
24.Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Restricted Stock Units.
25.Governing Law; Venue; Severability. This Award Agreement and the Restricted Stock Units are governed by the internal substantive laws, but not the choice of law rules, of Washington. For purposes of litigating any dispute that arises under these Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Washington, and agree that such litigation will be conducted in the courts of Clark County, Washington, or the federal courts for the United States for the Western District of Washington and no other courts, where this Award Agreement is made and/or to be performed. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Award Agreement shall continue in full force and effect.
26.Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Award Agreement (including the appendices and exhibits referenced herein) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant.
27.Country Addendum. Notwithstanding any provisions in this Award Agreement, the Restricted Stock Unit grant shall be subject to any special terms and conditions set forth in the appendix (if any) to this Award Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Country Addendum (if any), the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Addendum constitutes part of this Award Agreement.
28.Clawback. By accepting this Award, Participant agrees that this Award of Restricted Stock Units (including any proceeds, gains or other economic benefit received by Participant from a subsequent sale of Shares acquired through the Award) will be subject to the provision of Section 22 of the Plan with respect to forfeiture or clawback.

EXHIBIT B
PERFORMANCE MATRIX
The following terms shall apply to the Award of Restricted Stock Units granted to the Participant identified in the Notice of Grant to which this Performance Matrix is attached. Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Plan or Award Agreement, as applicable. [FOR MR. KEENEY ONLY: In the event of any conflict, whether express or implied, between the terms set forth in that certain Executive Employment Agreement dated August 13, 2025, by and between the Company and Participant and this PRSU Agreement, the Executive Employment Agreement shall control, including but not limited to with respect to the rights to accelerated vesting, the treatment of this Award in connection with a termination as a Service Provider, and the defined terms.]
A.Tranches. This Award is divided into three (3) vesting tranches (each, a “Tranche”), numbered 1 through 3, as set forth in the table below. As described in additional detail below, if (i) the Stock Price Goal (as defined below) applicable to a Tranche is achieved within the Performance Period (the “Performance Requirement”), as certified by the Administrator (which Certification Date will occur in accordance with Section B.3. of this Exhibit B), then the Restricted Stock Units related to such Tranche shall become Earned Units with the resulting Earned Units becoming eligible to vest on the Vesting Date as set forth in Section B below. Earned Units shall be determined separately with respect to each Tranche. No Restricted Stock Unit subject to a Tranche may become an Earned Unit more than one (1) time.
Table 1

Tranche Number	Restricted Stock Units Subject to Tranche*	Stock Price Goals*
1	33.3% of Number of Restricted Stock Units	$30
2	33.3% of Number of Restricted Stock Units	$35
3	33.4% of Number of Restricted Stock Units	$40
* The Number of Restricted Stock Units subject to each Tranche is subject to adjustment pursuant to Section 14 of the Plan; the Stock Price Goals are subject to adjustment pursuant to Section B.2 of this Exhibit B. The number of shares is rounded down to the nearest whole share for each of Tranche 1 and 2. The remainder will be is carried forward to Tranche 3.
B.Vesting. Subject to any acceleration provisions contained in the Plan, a written employment or severance rights agreement between the Company and Participant (the terms of which are incorporated by reference herein), or herein, the Award will become eligible to vest in accordance with the following vesting requirements. The vesting of the Award will be subject to (x) the Restricted Stock Units subject to the Award satisfying the Performance Requirement pursuant to Section A of this Exhibit B and (y) Participant’s continued status as a Service Provider through the related Vesting Date, except as otherwise set forth in Section D below (the “Service Requirement”).
1.Performance Condition. For a Tranche to become eligible to vest, the Administrator must certify achievement of a Stock Price that equals or exceeds the Stock Price Goal amount set forth opposite such Tranche in Table 1 above (each, a “Stock Price Goal”) within the Performance Period. Upon certification of achievement of the Performance Condition, all of the Restricted Stock Units corresponding to such Tranche will become Earned Units. For clarity, (i) the Stock Price Goal applicable to a Tranche may be achieved only once during the Performance Period, and (ii) the Stock Price Goal for more than one Tranche may be achieved at the same time (to the extent not previously achieved).
2.Certain Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Award, will adjust the Stock Price Goal(s) set forth in Table 1 above to the extent such Stock Price Goal(s) have not yet been achieved.
3.Certification of Performance. The Administrator periodically will determine and certify in writing (a “Certification”) whether the Company has achieved any of the Stock Price Goals. The date of each such Certification is a “Certification Date.” In addition, the Company, from time to time during the Performance Period, also may make requests that the Administrator complete a Certification. Upon such written request by the Company, the Administrator will complete a Certification within fifteen (15) calendar days of the date of receipt of the request. Once a Stock Price Goal with respect to a Tranche has been certified, the Earned Units subject to such Tranche will vest on the Vesting Date, subject to Participant continuing to be a Service Provider through the Vesting Date (but subject to Section D. below). To the extent a Stock Price Goal for any Tranche has not been achieved on or prior to the last day of the Performance Period, then no later than fifteen (15) calendar days following the last day of the Performance Period (the “Deadline Date”), the Administrator will complete a final Certification to determine whether the Stock Price Goal for any such Tranche was achieved during the Performance Period (the “Final Certification”).
4.Forfeiture. Any Restricted Stock Units that have not become Earned Units as of the Deadline Date, or if earlier, the Final Certification, will be forfeited automatically as of that date, and Participant’s right to acquire any Shares with respect thereto will terminate immediately. In addition, except as otherwise set forth in Section D below or in a written employment or severance rights agreement between the Company and Participant (the terms of which are incorporated by reference herein), if Participant ceases to be a Service Provider for any or no reason prior to all Restricted Stock Units subject to this Award vesting, any then-unvested Restricted Stock Units will thereupon be forfeited at no cost to the Company and Participant will have no further rights thereunder.
C.Change in Control. In the event of the first Change in Control that occurs during the Performance Period (disregarding the shortening of the Performance Period described below), the following terms of this Section C will apply.

1.CIC Certification.
(a)Shortened Performance Period. The Performance Period will be shortened to end (contingent upon the closing of the Change in Control) on a date that occurs within the ten (10) day period prior to the expected date of completion of the Change in Control, with such end date and expected date determined by the Administrator, in its sole discretion (such shortened Performance Period, the “Shortened Performance Period”). If the anticipated Change in Control is not consummated, the Performance Period will continue without regard to the Shortened Performance Period.
(b)Final Certification and CIC Certification. The Administrator will complete a Final Certification for such Shortened Performance Period prior to the completion of the Change in Control, but contingent on the closing of the Change in Control. Such Certification will include a determination with respect to whether the Company has achieved any Stock Price Goals based on the CIC Price (the “CIC Certification”).
2.Tranche. Any Restricted Stock Units for a Tranche for which the Company achieves the applicable Stock Price Goal based on the CIC Price (and for which the applicable Stock Price Goal has not already been achieved) will become Earned Units, effective as of immediately prior to the completion of the Change in Control, subject to Participant’s continued status as a Service Provider through the date of the Change in Control, except as provided in Section D below or in a written employment or severance rights agreement between the Company and Participant (the terms of which are incorporated by reference herein).
3.Except as described in Section C.4. and D below or in a written employment or severance rights agreement between the Company and Participant (the terms of which are incorporated by reference herein), the occurrence of a Change in Control will not change the service requirements with respect to any Restricted Stock Units that may become Earned Units hereunder and vesting of any such Earned Units will remain subject to Participant’s continued status as a Service Provider through the Vesting Date.
4.Forfeiture Upon CIC. Unless this Award is continued or assumed by the acquiring or successor entity in a Change in Control, any Restricted Stock Units that have not become Earned Units as of immediately prior to the Change in Control will be forfeited immediately as of such time, and will not be eligible for any vesting or payment of any consideration in respect thereof as a result of or in connection with the completion of the Change in Control.
5.Accelerated Vesting. Notwithstanding anything to the contrary in this Exhibit B, if the Award is not assumed or substituted for by the successor or acquiring entity in accordance with the third paragraph of Section 14(c) of the Plan, any Earned Units, including Earned Units determined pursuant to Section C.2. of this Exhibit B, shall vest immediately prior to the completion of the Change in Control. For the avoidance of doubt, this Section C.4 is expressly intended to supersede the treatment described in the second paragraph of Section 14(c) of the Plan.
D.Qualified Termination. Notwithstanding anything to the contrary in this Exhibit B, and except as otherwise provided in a written employment or severance rights agreement between the Company and Participant (the terms of which are incorporated by reference herein), in the event of Participant’s Qualified Termination during the Performance Period, (i) then-Earned Units will accelerate vesting in full and (ii) if Participant’s status as a Service Provider terminates as a result of such Qualified Termination, then, subject to the expiration of the Performance Period, the Award shall remain outstanding through the earlier of (A) a period of three months following such Qualified

Termination, or (B) the occurrence of a Change in Control, in each case subject to the effectiveness of a release of claims in favor of the Company provided by the Company.
E.Certain Definitions.
1.“Cause” has the meaning set forth in the written employment or severance rights agreement between the Company and Participant (the terms of which are incorporated by reference herein) entered into in connection with the grant of this Award or following the Grant Date, and if no such definition or agreement exists, “Cause” means (i) Participant’s failure to perform Participant’s duties or responsibilities to the Company and its subsidiaries (the “Company Group”) or deliberate violation of a Company Group policy, including but not limited to those relating to insider trading or sexual harassment; (ii) Participant’s commission of any act of fraud, embezzlement, dishonesty or any other misconduct; (iii) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company Group or any other party to whom Participant owes an obligation of nondisclosure as a result of Participant’s relationship with the Company Group; (iv) Participant’s breach of any of Participant’s obligations under any written agreement or covenant with the Company Group, including the any employment agreement and the Proprietary Information and Inventions Agreement entered into between Participant and the Company; or (v) Participant’s violation of any federal or state law or regulation applicable to the business of the Company Group.
2.“CIC Price” means the amount of cash and the value of any securities or other property paid to the holders of a Share as consideration in a Change in Control, on a per Share basis (and in the case of a Change in Control that is described in Section 2(f)(iii) of the Plan, any additional consideration paid to the Company but not to the holder of Shares, on a per Share basis, had such amounts been paid to the holders of Shares), as determined by the Administrator, in its sole discretion; provided, however, that in the case of a Change in Control described in Section 2(f)(ii), the CIC Price will mean the Stock Price as of the last day of the Performance Period.
3.“Closing Price” means the closing sales price of a Share during regular trading hours on the Primary Exchange on a Trading Day, as reported on the Primary Exchange or such other source as the Administrator determines to be reliable.
4.“Daily Total Dollar Volume” means the product of (a) the Closing Price on a given Trading Day, multiplied by (b) the corresponding Trading Day’s trading volume of the Common Stock, in each case, as reported on the Primary Exchange or such other source as the Administrator determines to be reliable.
5.“Good Reason” has the meaning set forth in the written employment or severance rights agreement between the Company and Participant (the terms of which are incorporated by reference herein) entered into in connection with the grant of this Award or following the Grant Date, and if no such definition or agreement exists, “Good Reason” means the termination of Participant’s employment with the Company Group by Participant in accordance with the next sentence after the occurrence of one or more of the following events without Participant’s express written consent: (i) a material reduction of Participant’s duties, authorities, or responsibilities relative to Participant’s duties, authorities, or responsibilities in effect immediately prior to the reduction; provided, however, that continued employment following a Change in Control with substantially the same duties, authorities, or responsibilities with respect to the Company Group’s business and operations will not constitute “Good Reason” (for example, “Good Reason” does not exist if Participant is employed by the Company Group or a successor with substantially the same duties, authorities, or responsibilities with respect to the Company Group’s business that Participant had immediately prior to the Change in Control, regardless of whether Participant’s title is revised to reflect Participant’s placement within the overall corporate hierarchy or whether Participant provides services to a subsidiary, affiliate, business unit or otherwise); (ii) a material reduction by a Company

Group member in Participant’s annual total target cash compensation; provided, however, that, a reduction of annual total target cash compensation that also applies to substantially all other similarly-situated employees of the Company Group members will not constitute “Good Reason”; (iii) a material change in the geographic location of Participant’s primary work facility or location by more than 50 miles from Participant’s then present location; provided, that a relocation to a location that is within 50 miles from Participant’s then-present primary residence will not be considered a material change in geographic location, or (iv) failure of a successor corporation to assume the obligations under this PRSU Agreement. In order for the termination of Participant’s employment with a Company Group member to be for Good Reason, Participant must not terminate employment without first providing written notice to the Company of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a cure period of 30 days following the date of written notice (the “Cure Period”), the grounds must not have been cured during that time, and Participant must terminate Participant’s employment within 30 days following the Cure Period.
6.“Primary Exchange” means The Nasdaq Stock Market or such other established securities exchange, national market system, or other trading platform, on which Shares primarily are listed and regularly trade.
7.“Qualified Termination” has the meaning set forth in the written employment or severance rights agreement between the Company and Participant (the terms of which are incorporated by reference herein) entered into in connection with the grant of this Award or following the Grant Date, and if no such definition or agreement exists, “Qualified Termination” means termination of Participant’s employment by the Company (i) other than for Cause, or (ii) due to Participant’s death or Disability, or (iii) by Participant’s resignation for Good Reason.
8.“Stock Price” means the Volume Weighted Average Price for sixty (60) consecutive trailing calendar days as of a given day during the Performance Period, with each such day occurring during the Performance Period.
9.“Trading Day” means a day that both (x) the Primary Exchange is open for trading and (y) Shares are traded on such Primary Exchange during its regular trading hours on such day.
10.“Volume Weighted Average Price” means the quotient of (a) the sum of the Daily Total Dollar Volume for all of the days in a designated period, divided by (b) the sum of the total Share trading volume as reported on the Primary Exchange or such other source as the Administrator determines to be reliable for all of the days in such designated period.